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                                                                     EXHIBIT 15

                                                              November 12, 1997

Board of Trustees and Shareholders
Security Capital Industrial Trust

  We are aware that Security Capital Industrial Trust has incorporated by reference in its Registration Statement Nos. 33-91366, 33-92490, 333-4961, 333-13909, 333-26597, 333-31421, 333-38875 and 333-39797 its Form 10-Q for the
quarter ended September 30, 1997, which includes our report dated November 12, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                          Very truly yours,

                                          Arthur Andersen LLP